Filed Pursuant to Rule 424(b)(3)

File Number 333-179258

Prospectus Supplement No. 10

To Prospectus dated April 10, 2012

POSITIVEID CORPORATION

36,970,450

Shares of

Common Stock

This Prospectus Supplement No. 10 supplements the Prospectus dated April 10, 2012 relating to the resale by the selling stockholders of up to 36,970,450 shares of our common stock. This Prospectus Supplement No. 10 includes the attached Form 8-K’s filed by us with the Securities and Exchange Commission on January 9, 2013 and January 10, 2013.

This Prospectus Supplement No. 10 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and all other amendments or supplements to the Prospectus. This Prospectus Supplement No. 10 is qualified by reference to the Prospectus and any other amendments or supplements to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 10 updates and supersedes the information contained in the Prospectus and any other amendments or supplements to the Prospectus.

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THE PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 10, THE PROSPECTUS OR ANY OTHER AMENDMENTS OR SUPPLEMENTS TO THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 10 is January 10, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2013

POSITIVEID CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 201 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure.

On January 3, 2013, PositiveID Corporation (“PositiveID”) announced it conducted an audio interview with SmallCapVoice.com, Inc. which is posted at http://smallcapvoice.com/blog/12-26-12-smallcapvoice-interview-with-positiveid-corporation-psid. The audio transcript is furnished as Exhibit 99.1 to this Form 8-K.

On January 9, 2013, PositiveID posted an investor presentation furnished as Exhibit 99.2 to this Form 8-K to its website at www.positiveidcorp.com.

The information referenced under Item 7.01 (including Exhibit 99.1 and Exhibit 99.2 referenced in Item 9.01 below) of this Current Report on Form 8-K is being “furnished” under “Item 7.01. Regulation FD Disclosure” and, as such, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information set forth in this Current Report on Form 8-K (including Exhibit 99.1 and Exhibit 99.2 referenced in Item 9.01 below) shall not be incorporated by reference into any registration statement, report or other document filed by PositiveID pursuant to the Securities Act of 1933, as amended (the “Securities Act”), except as shall be expressly set forth by specific reference in such filing. PositiveID does not undertake to update the information as posted on its website; however, it may post additional information included in future press releases and Forms 8-K, as well as posting its periodic Exchange Act reports.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Transcript of audio interview with SmallCapVoice.com
99.2	Investor presentation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: January 9, 2013

/s/ William J. Caragol

William J. Caragol

Chief Executive Officer

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Exhibit Index

Exhibit No.	Description
99.1	Transcript of audio interview with SmallCapVoice.com
99.2	Investor presentation

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2013

POSITIVEID CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 201 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

The information provided under Item 5.02 herein is incorporated into this Item 1.01 by this reference.

Item 3.02.   Unregistered Sales of Equity Securities.

On January 8, 2013, the compensation committee (the “Compensation Committee”) of the Board of Directors (“the Board”) of PositiveID Corporation (the “Company”) granted an aggregate of 29,450,000 shares of restricted common stock (the “Restricted Stock”) to its chief executive officer, directors and certain other employees. The Restricted Stock was issued to compensate officers, management, the Board and all employees for (1) performance based incentive compensation for 2012 and (2) the annual Board grant of restricted shares as an element of their 2013 compensation. The Company did not receive any cash proceeds from the grants.

In connection with the awards of Restricted Stock, each of the recipients entered into a Restricted Stock Award Agreement (each, an “Agreement”) with the Company. With respect to each grant, the shares vest on January 1, 2016.

The information provided under Item 5.02 herein is incorporated into this Item 3.02 by this reference. The grants of Restricted Stock were made in reliance on the exemption from registration provided by the safe harbor provision of Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2013, the Compensation Committee of the Company agreed to satisfy certain contractual obligations totaling $300,000 under the First Amendment to Employment and Non-Compete Agreement, dated December 7, 2011, between the Company and William J. Caragol (the “First Amendment”) through the issuance of 18,472,907 shares of common stock from the Company’s authorized and unissued shares to William J. Caragol, the Company’s chief executive officer (the “Contractual Obligations Stock”).The Restricted Stock was issued at a 25% premium to the closing bid price of the Company’s common stock on January 8, 2012. The Contractual Obligations Stock, which settles a past due cash obligation of the Company, vests in full on January 1, 2016.

Mr. Caragol was granted 10,000,000 shares of Restricted Stock for performance in 2012 as the Company’s chief executive officer. Such shares are included in the aggregate grant of 29,450,000 shares discussed above under Item 3.02 and vest on January 1, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: January 10, 2013

/s/ William J. Caragol

William J. Caragol

Chief Executive Officer

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